AMENDED AND RESTATED FORBEARANCE AND AMENDMENT AGREEMENT

This Amended and Restated Forbearance and Amendment Agreement (the "Agreement") is entered into by and between Diversified Corporate Resources, Inc., a Texas corporation (the "Company"), and Gary E. Kane (the "Shareholder").

Whereas, the parties hereto, Paul J. Cornely ("Cornely"), and Thomas W. Rinaldi ("Rinaldi") have previously entered into (a) that certain Forbearance and Amendment Agreement which is dated and effective as of October 8, 2001 (herein referred to as the "Prior Agreement"), (b) that certain Conformation Agreement dated as of December 31, 2001 (herein referred to as the "Confirmation Agreement"), and (c) that certain First Amended Confirmation Agreement which is dated as of May 31, 2002 (the "Amendment Agreement"); and

Whereas, the parties hereto, Cornely, Rinaldi, Deborah A. Janfrancisco ("Janfrancisco"), Texcel Services, Inc., a Pennsylvania corporation originally incorporated in Texas as DCRI Acquisition Corporation ("Buyer"), Texcel, Inc., a Pennsylvania corporation ("Texcel"), Texcel Technical Services, Inc., a Pennsylvania corporation ("Texcel Technical") (Texcel and Texcel Technical are collectively referred to herein as "Seller"), have previously entered into that certain Asset Purchase Agreement (herein referred to as the "Purchase Agreement") which is dated October 7, 1998, but which is stated to be effective as of September 30, 1998; and

Whereas, Cornely and Rinaldi intend to enter into a separate document with the Company to evidence the amendments and terminations herein set forth; and

Whereas, the Company has assumed, and is the party responsible, for all of the obligations of the Buyer under the terms of this Agreement, and all related agreements; and

Whereas, the parties desire to enter into this Agreement to set forth the preliminary terms of a document anticipated to be (a) an amendment to the Purchase Agreement, (b) an amendment and restatement of the Prior Agreement, and (c) a document to terminate the effect of both the Confirmation Agreement and the Amendment Agreement; and

Whereas, this Agreement is intended to document the understandings of the parties to the matters herein set forth.

For good and valuable consideration received, the parties hereto contract and agree as follows:

1. The parties acknowledge and agree that (a) the statements set forth above are true and correct, (b) the Company currently has a line of credit (herein referred to as the "Greenfield Credit Facility") from Greenfield Commercial Credit, L.L.C., a Michigan corporation ("Greenfield"), (c) the Company has an unpaid purchase price obligation (the portion of such amount which is payable to the Shareholder is herein referred to as the "Texcel Obligation") pursuant to the Purchase Agreement, (d) the amount of the Texcel Obligation which is payable to the Shareholder is $221,810.00 (exclusive of unpaid interest and legal fees), (e) the accrued and unpaid interest on the Texcel Obligation was $7,393.68 on December 31, 2002 (such amount is herein referred to as the "Accrued Interest"), (f) the Company has requested that the Shareholder forbear from taking legal action to collect the unpaid amount of the Texcel Obligation, (g) the terms of repayment of the Texcel Obligation are restructured as herein provided, (h) the Texcel Obligation has previously been assigned to the Shareholder by Sellers, (i) the Company has already paid to Janfrancisco all amounts payable to Janfrancisco pursuant to the Purchase Agreement, and (j) the aggregated total of the unpaid, principal amounts payable to Shareholder, Cornely and Rinaldi, pursuant to the Purchase Agreement, is currently $746,800.00 (such amount is herein referred to as the "Unpaid Purchase Amount").

2. The parties further acknowledge and agree that (a) the obligation of the Company to make any payments pursuant to this Agreement is subject to the condition that the Shareholder first execute (and deliver to Greenfield) a Subordination Agreement (herein referred to as the "Subordination Agreement"), in form and content acceptable to Greenfield, related to the Texcel Obligation, and (b) the term of the Subordination Agreement shall end on the earlier of the payment in full of the Greenfield Credit Facility, or the date which shall be thirty (30) days from the date of receipt by Greenfield of notice from Shareholder that the Company is in default under this Agreement; a copy of such notice must also be sent to the Company.

3. The maturity date of the Texcel Obligation is agreed to be June 30, 2004 (such date is herein referred to as the "Maturity Date"). Notwithstanding anything herein to the contrary, the parties agree that the terms of the Texcel Obligation shall be incorporated into a promissory note (herein referred to as the "Note"), the terms of which must be mutually acceptable to both the Company and Kane.

4. Interest on the unpaid portion of the Texcel Obligation will be payable by the Company to the Shareholder as follows: (a) interest on the Texcel Obligation has accrued from September 1, 2002, until December 31, 2002, at the rate of ten percent (10%) per annum (herein referred to as the "2002 Interest"), (b) interest on the Texcel Obligation will accrue from January 1, 2003, at the rate of twelve and one-half percent (12.5%) per annum (herein referred to as the "Post 2002 Interest"), (c) the 2002 Interest will be payable as follows: (i) one half of the 2002 Interest shall be due on or before March 24, 2003, and (ii) the balance of the 2002 Interest will be due on or before April 15, 2003, (d) the Post 2002 Interest will be payable as follows: (i) one half of the unpaid Post 2002 Interest from January 1, 2003 until March 15, 2003, will be due on or before March 24, 2003, (ii) the balance of the unpaid Post 2002 Interest for the period from January 1, 2003 until April 15, 2003, will be due on or before April 15, 2003, and (iii) each payment thereafter will be due on or before the first business day of each month commencing in May, 2003, and continuing each month thereafter until the Maturity Date at which time the Post 2002 Interest will be payable in full, and (e) the total interest payments to made to Shareholder in March and April, 2003 will be $6,584.99 and $8,895.51, respectively.

5. Until paid in full, the principle amount of the Texcel Obligation shall be paid by the Company to the Shareholder on a monthly basis as provided in the Note, and pursuant to the formula (herein referred to as the "Greenfield Formula") as set forth in the Greenfield Credit Facility documents. For purposes hereof, the Greenfield Formula is understood to mean that (a) the Company may make payments of the principal amount of the Unpaid Purchase Amount, pursuant to the Subordination Agreement, (b) the amount of the Texcel Obligation to be paid by the Company to the Shareholder, pursuant to this Agreement, is agreed to be ten and .40 percent (10.40%) of the Company's borrowing capacity in excess of $1,000,000.00 on the last business day of each month beginning with the month of January, 2003 (such amount is herein referred to as the "Availability Amount"), and (c) on or before the 5th day of each month, commencing with February 5, 2003, an amount which shall be equal to the Availability Amount on the last business day of the preceding month. The parties acknowledge that (i) the Availability Amount will be determined by reducing by $1,000,000.00 the amount of the accounts receivable of the Company (on the date for determining the Availability Amount each month) which are eligible for borrowing purposes by the Company (such accounts receivable are herein referred to as the "Eligible Receivables") under the terms of the Greenfield Credit Facility which are in effect at the time of making the determination of the Availability Amount for the month involved, (ii) the Company shall have the obligation of determining the Availability Amount on the last business day of each month beginning with January, 2003, until the Texcel Obligation is paid in full, (iii) the Company must provide to the Shareholder, on or before the 5th day of each month hereafter until the Texcel Obligation is paid in full, with a written copy of the Company's calculation of the Availability Amount for the prior month, (iv) the Company shall not take action to change the method of determining the Eligible Receivables for the primary purpose of reducing the amount to be paid to the Shareholder pursuant to the terms of this Agreement, and (v) unless and to the extent that the Shareholder agrees to the contrary in writing, the Greenfield Formula shall remain in effect even if Greenfield ceases to be a lender to the Company.

6. Notwithstanding anything to the contrary in this Agreement or in the Greenfield Credit Facility documents, as now in effect or as hereafter amended, until such time as the Texcel Obligation is paid in full, upon the occurrence of each Significant Event (as herein defined), during the period of time from January 1, 2003 until June 30, 2004, the Company shall be obligated to make an accelerated payment to the Shareholder to reduce the unpaid amount of the Texcel Obligation pursuant to the terms set forth in this Section 6 of the Agreement. For purposes of this Section 6, a Significant Event will be an acquisition by the Company (or one of its subsidiaries) which involves cash payments by the Company (or one of its subsidiaries), prior to June 30, 2004, that exceed $100,000.00.

On the date of closing of each Significant Event, the Company shall be obligated to make a cash payment to the Shareholder to be applied toward the unpaid portion of the Texcel Obligation. The amount of such payment shall be determined as follows: (a) first multiply $12,322.78 (1/18th of the current portion of the Texcel Obligation) by the number of months subsequent to December, 2002, to and including the month in which the closing of the acquisition involved takes place, and (b) then reduce such amount by the total amount payments in reduction of the Texcel Obligation made by the Company during the period from January 1, 2003 until the date of closing of the acquisition involved. For example, if a Significant Event were closed on June 30, 2003, and no payments in reduction of the Texcel Obligations had been made prior to such date, the Company would be required to make a $73,936.68 payment to the Shareholder in reduction of the Texcel Obligation.

A separate calculation, as aforesaid, will be made for each Significant Event occurring subsequent to January 1, 2003. The maximum amount payable to the Shareholder pursuant to this Section 6 of the Agreement shall be the total unpaid amount of the Texcel Obligation.

The foregoing accelerated payments of the Texcel Obligation shall not change the obligation of the Company to make payments to the Shareholder pursuant to the Greenfield Formula.

7. The Company shall be deemed to be in default under this Agreement, and the Texcel Obligation shall become immediately due and payable upon the occurrence of any one or more of the following events:

    The Company shall be in default of its obligations under the Purchase Agreement or under the employment agreement with Shareholder or Shareholder's employment is terminated by Company.

    The Company shall fail to make any of the scheduled payments on the Texcel Obligation, and such default shall continue for a period of five (5) days following the date the required payment was originally due and payable.

    Greenfield shall commence formal litigation proceedings to collect the amount owed by the Company under the Greenfield Credit Facility.

    The Company shall sell, or cause to be sold, all or substantially all of the assets of Buyer.

    The Company shall sell all or substantially all of its assets, or shall merge with, consolidate with, or otherwise combine with, any third party or entity not more than 50% owned and controlled by DCRI L.P. No. 2, Inc., a Texas corporation ("DCRI No. 2"), or J. Michael Moore ("Moore") (DCRI No. 2 and Moore are collectively referred to herein as the "Controlling Stockholders").

    There shall occur a change of control (as defined in Rule 405 under the Exchange Act of 1934, as amended) which shall include any one or more of the following: (i) the Controlling Stockholders shall collectively cease to be the largest shareholder of the Company in a transaction in which the Controlling Stockholders shall sell all or substantially all of their equity interest in the Company, in a private transaction (not including a foreclosure upon assets by any lending institution or person) to one or more third parties or entities which are otherwise unaffiliated to Moore, and (ii) there shall occur any change in the composition of the stockholders of the Company which would result in a stockholder or group of stockholders (other than the Controlling Stockholders) acquiring 50.1% or more of the issued and outstanding shares of common stock of the Company.

8. That certain Common Stock Warrant, which as amended was executed on June 27, 2002, but effective as of December 31, 2001 (herein referred to as the "Warrant Agreement"), shall be amended as follows: (a) the number of shares of the Company's common stock (herein referred to as "Common Stock"), which may be purchased by Cornely and Rinaldi under the terms of the Warrant Agreement, shall be deemed to be excluded from the Warrant Agreement and shall covered by separate documents for the benefit of Cornely and Rinaldi, (b) the number of shares of Common Stock which may be purchased by the Shareholder under the Warrant Agreement shall increase by 3,956 shares to 29,700 shares (from 25,744 shares) of Common Stock, and (c) the initial purchase price for the shares of Common Stock which the Shareholders shall have the right to purchase pursuant to the Warrant Agreement shall decrease from $0.57 per share to $0.27 per share, the closing price of the Common Stock on February 20, 2003. The Company shall promptly execute and deliver to the Shareholder an amended Warrant Agreement to evidence the foregoing revisions.

9. The parties acknowledge and agree that (a) except as amended by the terms of this Agreement, the Purchase Agreement shall remain in full force and effect, (b) the Seller, the Company and the Shareholder are in compliance with the Purchase Agreement and all of their obligations under the terms of the Purchase Agreement, (c) the terms of the Employment Agreement Re: Kane dated as of October 8, 1998 by and among Shareholder, Buyer and the Company (as amended following Shareholder's promotion) shall be amended and revised pursuant to a separate agreement between Shareholder, Buyer and the Company, (d) notwithstanding anything to the contrary in Section 14.22 of the Purchase Agreement, or in any other provision of the Purchase Agreement, or in any other document, (i) the Shareholder did not forfeit the right to receive any part of the Texcel Obligation for any reason, and (ii) the Company does not have the right to deem any part of the Texcel Obligation to be forfeited for any reason, (e) this Agreement shall be effective regardless of whether or not the Company enters into a similar arrangement with Cornely and/or Rinaldi, and regardless of the terms of any such arrangement with Cornely and/or Rinaldi, and (f) the terms of this Agreement are as or more favorable than the terms provided to Cornely and Rinaldi.

10. It is agreed that (a) the Company has heretofore paid $4,816.32 of the legal fees of counsel for the Shareholder, Cornely and Rinaldi, and (b) upon execution of this Agreement, the Company shall owe $10,183.68 of legal fees (herein referred to as the "Unpaid Legal Fees") for the counsel of Shareholder, Cornely and Rinaldi, with $8.698.66 of the Unpaid Legal Fees to be paid to counsel for Rinaldi and Cornely, and $1,485.02 of the Unpaid Legal Fees to be paid to counsel for Shareholder, and (c) the Unpaid Legal fees payable to counsel for the Shareholder are payable by the Company as follows: (i) $742.51 shall be paid on or before April 1, 2003, and (ii) $742.51 shall be paid on or before April 15, 2003. Notwithstanding the foregoing, it is agreed that the Company shall pay $15,000.00 (herein referred to as the "Shareholder Fees") to counsel for Shareholder, and that the Shareholder Fees shall be paid by the Company as follows: (a) $5,000.00 shall be paid on or before April 1, 2003, (b) $5,000.00 shall be paid on or before April 15, 2003, and (ii) $5,000.00 shall be paid on or before May 15, 2003.

11. The maximum amount of legal fees of the Shareholder's counsel which the Company is obligated to reimburse, pursuant to the terms of the Prior Agreement, as amended to date, shall be increased by $1,485.00 each time the repayment terms of the Texcel Obligation are hereafter revised in writing. The payment of legal fees pursuant to the Prior Agreement (as amended to date), or pursuant to this Agreement, shall be without prejudice to a claim for legal services which may be incurred in the future in connection with efforts of the Shareholder to collect the unpaid portion of the Texcel Obligation as the result of the failure of the Company to comply with the terms of this Agreement.

12. The Company confirms that there will not be any reduction in the amount of the Texcel Obligation attributable to the Shareholder ceasing to be an employee of Buyer or of the Company.

13. This Amendment Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective heirs, representatives, successors and assigns.

14. This Amendment Agreement may be executed in one or more counterparts, each of which shall be an original for all purposes.

15. This Agreement shall be governed under the laws of the state of Texas.

Dated and effective as of January 1, 2003, but actually executed as of the 21st day of February, 2003.

/S/ Gary E. Kane
Gary E. Kane

DIVERSIFIED CORPORATE RESOURCES, INC.

By: /S/ J. Michael Moore
J. Michael Moore, Chairman and Chief Executive Officer